EXHIBIT 99.1

PRESS RELEASE

COMMUNITY FINANCIAL CORPORATION RECEIVES $12.6 MILLION FROM U.S. TREASURY

STAUNTON, VA – (December 22, 2008) – Community Financial Corporation (NASDAQ: CFFC), the holding company for Community Bank today announced that it has received $12,643,000 from the U.S. Treasury through the sale of 12,643 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A as part of the federal government’s TARP Capital Purchase Program.  “We are pleased to participate in the Capital Purchase Program which is a voluntary program designed to provide additional capital to healthy, well managed financial institutions,” said P. Douglas Richard, President and CEO of Community Financial Corporation. “This investment will increase our ability to meet the needs of our customers, support the communities we serve, help our local economy and create long-term value for our stockholders. We believe our participation in the Treasury’s Capital Purchase Program was a prudent step in this uncertain economic environment.” Community Bank will return to a “well capitalized” classification at December 31, 2008.

Community Financial Corporation also issued to the U.S. Treasury a warrant to purchase 351,194 shares of common stock at $5.40 per share.  The amount of preferred shares sold represents approximately 3% of our risk-weighted assets as of September 30, 2008.    The preferred shares pay a cumulative dividend of 5% per year for the first five years and 9% per year thereafter.  The preferred shares are callable after three years at 100% of the issue price, subject to the approval of the Company’s federal regulator.

Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company's judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.